                                                           Exhibit (11)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 15, 1996, relating to the financial statements and financial highlights appearing in the December 31, 1995 Annual Report to Shareholders of CIGNA Variable Products S&P 500 Index Fund (formerly Companion Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Investment Advisory and Other Services" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
March 4, 1996